Exhibit 99.1

February 20, 2008	Contact:	Alfred C. Liggins III
FOR IMMEDIATE RELEASE		(301) 429-2643
Washington, DC
Radio One, Inc. Announces That Peter D. Thompson Has Been Named Chief Financial Officer
Washington, DC—Radio One, Inc. (NASDAQ: ROIAK and ROIA) announced today that effective immediately Peter D. Thompson has assumed the role of Chief Financial Officer, reporting to Alfred C. Liggins, III.
Alfred C. Liggins, III, Radio One’s CEO stated, “I am very pleased to announce that Peter D. Thompson has taken on the role of Chief Financial Officer, a position vacated on December 31, 2007. Mr. Thompson is very familiar with Radio One having served as a consultant in 2006 with regard to certain strategic initiatives and most recently joining the senior executive team last fall as Executive Vice President of Business Development. In that most recent position he focused on our business diversification strategy, including our Internet initiative and potential acquisitions and also participated in the 2008 budget process, monitored our covenant compliance and participated in the year end close process. Thus, while he is officially starting as Chief Financial Officer today, for several months he has been providing valuable analysis and advice with respect to the Company’s overall financial performance. Mr. Thompson has deep roots in the entertainment field and relevant experience in public accounting and financial and systems management. His steady hand and solid experience is a welcome asset to the Company.”
Commenting on his new position, Mr. Thompson stated, “I very much enjoyed working with the executive team as a consultant in 2006 and was pleased when the opportunity became available to join the Company full time. Becoming Chief Financial Officer of Radio One is an honor given the many strategic and operating accomplishments of the Company over the past decade. I intend to continue the tradition of excellence and look forward to working with Radio One’s employees, shareholders and consumers to further solidify our position as the urban media platform.”
Mr. Thompson brings over 20 years of financial experience to Radio One, both as a public accountant and with the 13 years spent at Universal Music in the United Kingdom, five of them as CFO of this enterprise. As CFO, he managed a team of 120, including the IT department, handled SOX and SEC compliance issues and spearheaded expense savings and EBITDA growth.
Radio One, Inc. (www.radio-one.com) is one of the nation’s largest radio broadcasting companies and the largest radio broadcasting company that primarily targets African-American and urban listeners. Pro forma for recently announced transactions, Radio One owns and/or operates 54 radio stations located in 17 urban markets in the United States.

Additionally, Radio One owns Magazine One, Inc. (d/b/a Giant Magazine) (www.giantmag.com), interests in TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans and Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner.